Exhibit 4.15

Dated: 1st March 2024

[●]

- and –

KYKLADES MARITIME CORPORATION

ETS SERVICES AGREEMENT

THIS ETS Services Agreement (the “Agreement”) is made on 1st March 2024

BETWEEN:

(1)	[●] whose registered office is at [●] (the “Owners” or “Registered Owners" ); and
(2)	KYKLADES MARITIME CORPORATION whose registered office is at 80 Broad street, Monrovia, Liberia (the “Managers”);

WHEREAS

A.

The Owners and the Managers have entered into a ship management agreement originally dated [●] as amended and restated on 1st November 2023 for the technical management of m.t. “[●]” (the “Management Agreement”).

B.

Following the EU Commission’s Implementing Regulation 2023/2599 of 22 November 2023 laying down rules for the application of Directive 2003/87/EC, applicable to the maritime industry from 1 January 2024, the Parties aim to allocate responsibility for obtaining, transferring and surrendering emission allowances under EU Emission Trading System (“EU ETS”) and any other similar systems imposed from time to time by applicable lawful authorities that regulate the issuance, allocation, trading or surrendering of emission allowances.

C.

The Parties have agreed to enter into this Agreement for the purpose of the Owners mandating and the Managers accepting such mandate for obtaining, transferring and surrendering emission allowances under the EU ETS and any other similar systems imposed by applicable lawful authorities.

D.	For the purposes of this Agreement it is acknowledged that:

The organization mandated by the Owners	Name	KYKLADES MARITIME CORPORATION (the Manager)
	The IMO unique company and registered owner identification number	1153018
	The country of registration, as recorded under the IMO	Greece
	The Address of principle place of business	Ethnarchou Makariou Av. & 2 D. Falireos Str. 185 47 Piraeus,
The Owner	Name	[●]
	The IMO unique company and registered owner identification number	[●]
The designated contact person of the Owner	First Name
Last Name
Title
Business Address
Business Telephone Number
Business E-mail Address

E.

The Managers are registered under Thetis MRV in Greece and function as an ISM Company, responsible for implementing the Safety Management System (SMS) that is required under the ISM Code and have duly appointed a designated person ashore (DPA) who is responsible for overseeing the implementation of the ISM Code

1.	DEFINITIONS
1.1	In this Agreement:

“Emission Allowances” means an allowance, credit, quota, permit or equivalent, representing a right of a vessel to emit a specified quantity of greenhouse gas emissions recognised by the Emission Scheme(s).

“Emission Data” means data and records of the Vessel’s emissions in the form and manner necessary to calculate its Emission Allowances.

“Emission Scheme(s)” means a greenhouse gas emissions trading scheme which for the purposes of this Agreement shall include the European Union Emissions Trading System and any other similar systems imposed by applicable lawful authorities that regulate the issuance, allocation, trading or surrendering of Emission Allowances.

“European Union Emissions Trading System” or “EU ETS”, means the system for greenhouse gas emission allowance trading within the European Union established by the Directive 2003/87/EC of the European Parliament and of the Council, as amended by Directive (EU) 2023/959 of the European Parliament and of the Council, which provides for the inclusion of maritime transport emissions within that system.

“MRV” means the Monitoring, Reporting and Verification of CO2 Emissions from Ships Regulation (EU) 2015/757, as amended or supplemented from time to time.

“Party” means a party to this Agreement.

“Responsible Entity” means the party responsible for compliance under any Emission Scheme(s) and MRV obligations applicable to the Vessel by law and/or regulation.

“Vessel” means m.t. [●] with IMO identification number [●].

1.2	Defined expressions in the Management Agreement shall have the same meanings when used in this Agreement unless the context otherwise requires or unless otherwise defined in this Agreement.
1.3	Unless a contrary indication appears, a reference in this Agreement to:
(a)	any agreement or instrument is a reference to this Agreement or instrument as amended, novated, supplemented, extended or restated;
(b)	“day” means a calendar day;
(c)	“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European

Commission, the United Nations or its Security Council, and any provision of law is a reference to that provision as amended or re-enacted;

(d)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(e)	words denoting the singular number shall include the plural and vice versa;
(f)	clause headings are for ease of reference only and are not to be used for the purposes of construction or interpretation.
2.	SERVICES

It is hereby agreed that, on the terms and conditions of this Agreement, the Managers are made the Responsible Entity under any Emission Scheme(s) applicable to the Vessel and the following shall apply:

(i)	The Managers shall provide the Owners with Emission Data in accordance with sub-clause (ii) below together with the calculation of the Emission Allowances required.
(ii)

The Managers shall provide the Owners with Emission Data in a timely manner to enable compliance with any Emission Scheme(s) applicable to the Vessel throughout the period of this Agreement, at their expense, and/or at regular intervals to be agreed between the Parties. Such Emission Data shall be verified by an accredited verifier, where applicable, and, if required by the Owners, audited by an independent party approved by them, at the Owners’ expense.

(iii)	The Managers shall monitor and report Emission Data to the administering authority in accordance with the Emission Scheme(s) applicable to the Vessel.
(iv)

The Managers shall each month prepare and present to the Owners, in writing, their estimates of the Emission Allowances for the Vessel for the ensuing month, including the reconciliation of the Vessel’s actual emissions under each Emission Scheme(s) applicable to the Vessel for the previous months and adjustment for any previous shortfall or excess.

(v)

The Managers shall purchase each month the Emission Allowances according to their estimates of Emission Allowances as per sub-clause (iv) and include in the report the actual cost of acquiring the respective Emission Allowances.

(vi)

The Owners shall, within 14 days after receipt by the Managers of the estimates of the Emission Allowances and their acquisition costs, transfer to the Managers the respective funds and the Managers shall notionally allocate them to the Owners.

(vii)

No later than fourteen (14) days prior to termination of this Agreement in accordance with Clause 4, the Managers shall prepare and present to the Owners, in writing, their estimates of the Emission Allowances due for the Vessel for the final month or part thereof, except that where the Agreement is terminated in circumstances which do not allow the Managers fourteen (14) days’ time the Managers shall notify the Owners of said Emission Allowances as soon as possible. Within 14 days of such notification, but not later than the termination of the Management Agreement, the Emission Allowances notified by the Managers shall be paid by the Owners to the Managers in accordance with sub-clause (vi).

(viii)

Any difference between the Emission Allowances estimated according to sub-clause (vii) above and the Emission Allowances actually due according to the Emission Scheme(s) applicable to the Vessel as at the time and date of termination of this Agreement, shall be reconciled and settled between the Parties within 14 days.

(ix)	The Managers shall surrender the Emission Allowances in accordance with the Emission Scheme(s) applicable to the Vessel.
(x)

The Manager shall be responsible for meeting the requirements of MRV for the Vessel in accordance with all applicable laws and regulations. The Manager shall collect and submit all required data to the relevant authorities, and shall ensure that the Vessel complies with all applicable MRV regulations. The Manager shall collect the following data for the Vessel in accordance with MRV; Fuel oil consumption, Emissions of CO2, and Voyage information. The Manager shall submit the collected data to the relevant authorities in accordance with MRV. The Manager has developed and implemented an MRV Monitoring Plan verified by an independent accredited verifier in accordance with the EU MRV regulation.

3.	FEE

Payment for the Services provided under this Agreement shall be deemed to be covered by the Annual Management Fee payable by the Owners to the Managers as set forth in the Management Agreement and, therefore, no additional payment shall be required for such Services hereunder. For the avoidance of doubt, the Parties agree that the Owners shall pay no additional fee to the Managers for each port call in an area subject to any Emission Scheme(s) applicable to the Vessel.

4.	TERMINATION
4.1	The provision of the Services shall continue unless earlier terminated (a) by a two-month written notice given by either Party or (b) in accordance with Clause 4.2.
4.2	A Party may terminate this Agreement with immediate effect by sending a written notice to the other Party if the other Party:
(a)

commits a material breach of its obligations under this Agreement and, in the case of a breach capable of remedy such breach is not remedied within 14 days of being notified in writing specifically required to do so;

(b)	is unable or admits inability to pay its debts as they fall due;
(c)	disposes of the whole or any substantial part of its undertaking or assets; or
(d)	ceases to carry on all or any substantial part of its business.
4.3

The Parties acknowledge and agree that, on the date of termination of the Management Agreement (the “Termination Date”) pursuant to Clause 21 (Duration of the Agreement) and Clause 22 (Termination) of the Management Agreement, this Agreement shall automatically terminate without further action on the part of any of the Parties and the provisions of this Agreement shall have no further force or effect following such Termination Date.

5.	MISCELLANEOUS
5.1	This Agreement shall be effective as of 1st January 2024.

5.2	Any provision of this Agreement may be modified or amended or waived only in writing.
5.3

If any of the provisions of this Agreement is or becomes invalid, illegal or unenforceable, the validity, legality or enforceability, of the remaining provisions shall not in any way be affected or impaired. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, the parties shall make suitable and equitable provision therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

5.4	This Agreement may be executed in any number of counterparts.
6.	GOVERNING LAW AND JURISDICTION
6.1

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law

6.2	The Parties hereby submit for all purposes connected herewith to the exclusive jurisdiction of the courts of England in relation to any matter arising out of this Agreement.

In Witness whereof the Parties have caused this Agreement to be duly executed as a deed by on the day and year first above written.

EXECUTED AS A DEED	)
by [●]	)
acting by	)
duly authorised	)

in the presence of:	)

EXECUTED AS A DEED	)
by KYKLADES MARITIME CORPORATION	)
acting by	)
duly authorised	)

in the presence of:	)